Exhibit 99


          Saks Incorporated Announces 4.1% Comparable Store
                      Sales Increase in October

    Saks Incorporated will release results for the third quarter ended November 1, 2003 on Tuesday, November 18, 2003 at 8:00 a.m.
    Eastern Time. Management has scheduled a conference call at 9:30 a.m. Eastern Time on Tuesday, November 18, 2003 to discuss the results. To participate, please call (706) 643-1966.

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    releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on
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   BIRMINGHAM, Ala.--(BUSINESS WIRE)--Nov. 6, 2003--Retailer Saks
Incorporated (NYSE: SKS) (the "Company") today announced that for the four weeks ended November 1, 2003 compared to the four weeks ended November 2, 2002 total sales increased 5.0% and comparable store sales increased 4.1% on a total company basis. By segment, comparable store sales decreased 2.1% for SDSG and increased 14.2% for SFAE for the month. Sales below are in millions and represent sales from owned departments only.
   For the four weeks ended November 1, 2003 compared to the four weeks ended November 2, 2002, owned sales were:

                                                Total       Comparable
                                               Increase      Increase
                  This Year     Last Year     (Decrease)    (Decrease)
                  ---------     ---------     ----------    ----------
SDSG              $  270.2      $  274.7        (1.6%)         (2.1%)
SFAE                 193.9         167.1        16.0%          14.2%
                  ---------     ---------     ----------    ----------
Total             $  464.1      $  441.8         5.0%           4.1%

   For the quarter ended November 1, 2003 compared to the quarter ended November 2, 2002, owned sales were:

                                                Total       Comparable
                  This Year     Last Year      Increase      Increase
                  ---------     ---------     ----------    ----------
SDSG              $  862.2      $  837.3         3.0%           1.8%
SFAE                 595.1         560.3         6.2%           5.0%
                  ---------     ---------     ----------    ----------
Total             $1,457.3      $1,397.6         4.3%           3.1%

   On a year-to-date basis, for the nine months ended November 1, 2003 compared to the nine months ended November 2, 2002, owned sales were:


                                                            Comparable
                                                Total        Increase
                  This Year     Last Year      Increase     (Decrease)
                  ---------     ---------     ----------    ----------
SDSG              $2,403.9      $2,402.5         0.1%          (0.9%)
SFAE               1,652.0       1,639.9         0.7%           0.5%
                  ---------     ---------     ----------    ----------
Total             $4,055.9      $4,042.4         0.3%          (0.3%)

   Merchandise categories with the best sales performances for SDSG in October were dresses, furniture and hard home, cosmetics, intimate apparel, and women's moderate apparel. Categories with softer sales performances for SDSG in October were outerwear, children's apparel, and men's sportswear. Categories with the best sales performances for SFAE in October were jewelry, cosmetics and fragrances, women's "gold range" apparel, women's contemporary sportswear, women's European and American designer collections, designer eveningwear, shoes, and handbags. Categories with the softest performances for SFAE in October were women's designer sportswear, children's apparel, and outerwear.
   Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 62 Saks Fifth Avenue stores and 53 Saks Off 5th stores. The Company also operates its Saks Department Store Group
(SDSG) with 243 department stores under the names of Parisian, Proffitt's, McRae's, Younkers, Herberger's, Carson Pirie Scott, Bergner's, and Boston Store and 16 Club Libby Lu specialty stores.

   Forward-looking Information

   The information contained in this press release that addresses future results or expectations is considered "forward-looking" information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as "may," "will," "intend," "plan," "project," "expect," "anticipate," "should," "would," "believe," "estimate," "contemplate," "possible," and "point." The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management's assumptions.
   The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; geo-political risks; successful implementation of the Company's proprietary credit card strategic alliance with Household Bank (SB), N.A.; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.3 to the Company's Form 10-K for the fiscal year ended February 1, 2003 filed with the Securities and Exchange Commission ("SEC"), which may be accessed via EDGAR through the Internet at www.sec.gov.
   Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

    CONTACT: Saks Incorporated, Birmingham
             Julia Bentley, 865-981-6243
             www.saksincorporated.com